REPORT ON ZACUALPAN AREA HOLDINGS, MEXICO AND GUERRERO STATES, MEXICO.


                                  PREPARED FOR:

                           ICR MEXICO, S. A. DE C. V.

                                 A SUBSIDIARY OF

                               INTERNATIONAL CAPRI
                                RESOURCES LIMITED
                                4372 - 44 B AVE.
                                  DELTA, B. C.
                                 CANADA V4K 1H1


                                  Prepared by:

                    Juan Jose Cabuto Vidrio, Mining Engineer
                              Alex Burton, P. Eng.


                              DATE DECEMBER, 1998.

                                TABLE OF CONTENTS


INTRODUCTION

LIST OF FIGURES AND TABLES

LOCATION & ACCESS

VEGETATION

SUMMARY OF HISTORY OF DISTRICT AND THE PROPERTY

THE PROPERTY

GEOLOGY OF THE DISTRICT AND THE PROPERTIES

MINERALIZATION

MINERAL DEPOSITS

MINERAL RESERVES OF THE DISTRICT

THE PROPERTIES
        GENERAL
1.   EL QUINTO II, EL VOLADO, LA CADENA
     Recommendations
2.   EL COMETA NAVIDENO, LOS COMPADRES
     Recommendations
3.   QUINTO REAL
     Recommendations

COST OF PROGRAM
        Stage 1
                        A. - I.P. Surveying and Geochemistry
                        B. - Drilling Stage I
        Stage 2
                        A. - I.P. Program and Geochemistry
                        B. - Drill Selected Targets
        Grand Total

REFERENCES

AUTHORS CERTIFICATE

                           LIST OF FIGURES AND TABLES


FIGURES

Fig. 1     Location Map State of Mexico.

Fig. 2     Location Map - Zacualpan District

Fig. 3     Access Roads - State of Mexico

Fig. 4     State of Mexico, Zacualpan Mineral District:
                       Geology and Vein Structures and
                       Location of Claims

Fig. 5     El Quinto II, El Volado, La Cadena: Map of Claims

Fig. 6     Los Compadres, El Cometa Navideno: Map of Claims

Fig. 7     Quinto Real Claim: Location and Geology.



TABLES

Table I        Property holdings, Zacualpan Area, International
                Capri Resources Limited 1998.

Table II       State of Mexico: Mineralized Structures, Zacualpan
                District

Table III      State of Mexico: Reserves of Several Mineral
                Localities, Zacualpan District.

INTRODUCTION

There have been reports of bonanzas in the various district mines throughout history. One can derive some indication of the economic importance of the district by using the production records from two of the ten or eleven known non-bonanza mineralized zones.

The mines of Guadalupe, Pachuqueno and Regenerador, actually worked as one operation, produced between 1967 and 1982 in the order of one million tons of ore, from which 9 million ounces of silver were recovered.

From 1975 to 1990, the company "Campana de Plata", a subsidiary of Grupo Minero Penoles, operated in the are of the Guadalupe mine, exploiting veins that ran an average of 270 g/t of silver, 0.9% Pb, and 1.0% Zn at about 10,000 tons per month.

The company proposes to explore the veins in its land package to find bonanza and regular grade oreshoots as well as possible massive sulfide mineralization.

LOCATION AND ACCESS

The property is located in the states of Mexico and Guerrero near the town of Zacualpan (Figs. 1 & 2 ). Geographical coordinates are 18 44' North latitude and 99 50' West longitude. Portions of the Quinto Real property lie north of Zacualpan, while other ICR and Zacualpan claim groups lie south of Zacualpan in the vicinity of Coloxtitlan.

Access can be gained from Mexico City by three different routes (Fig. 3):

     (a) Mexico, Distrito Federal - Metepec - Tenango de Arista Ixtapan de la
Sal - Zacualpan ........................................................ 164 Km.

     (b) Mexico, D. F. - Toluca - Nevado de Toluca - Paredones - Texcaltitlan -
Almoloya de Alquisiras - Zacualpan ..................................... 189 Km.

     (c) Mexico, D. F. - Cuernavaca - Puente de Ixtla - Cacahuamilpa - Ixtapan
de la Sal - Zacualpan .................................................. 209 Km.

On all three routes, travel time is about three hours on all paved roads as far as Zacualpan.

Access between the property areas is provided by good secondary gravel roads and within property blocks by well-travelled local access roads to residences, maintained for two wheel drive vehicles. Minor difficulties are encountered due to the rainy season in summer and fall but in general roads are in good shape year-round.

Electrical power is available throughout the region and is provided to even the smallest remote landholders (110 V). Water is abundant in the rainy season but is somewhat scarce in the dry season with local municipal supplies coming from reservoirs. Rural residents use a combination of streams, seeps, wells, reservoirs and water haulage for water supply. Railway access is at Toluca located some 135 Km to the north or at Cuernavaca some 153 Km. to the northeast.

The elevation is between 1500-2000 m with a mild pleasant climate throughout the year. Temperatures do not dip below freezing in winter allowing cultivation on a limited basis of citrus and bananas, in addition to maize, milo and vegetable crops tied to the rainy season in late spring.

The terrain is occupied entirely by towns and small land holdings in part treed and grass covered but in general utilized for subsistence farming with livestock grazing ( cattle, goats, sheep, donkeys and horses ) and maize and vegetable growing the predominant agricultural pursuits.

                     FIGURE 1. LOCATION MAP STATE OF MEXICO
                                      [MAP]

               FIGURE 2. LOCATION MAP STATE OF ZACUALPAN DISTRICT
                                      [MAP]

                     FIGURE 3. ACCESS ROADS STATE OF MEXICO
                                      [MAP]

VEGETATION

While the region is extensively cleared for the cultivation of subsistence agricultural crops, the rocky ravines, steep hillsides, stream bottoms and hilltops are treed and brushy. The higher hilltops are occupied by oak and arbutus trees with long-leaf pine in some areas, reaching heights of 20 meters or more and a substantial diameter. Intermediate hillsides have several varieties of acacias, mimosas, junipers and some oaks even in cultivated areas, together with a multitude of shrubby varieties of vegetation 2-3 meters high. Stream bottoms are occupied by alders, willows and cypress trees, the latter reaching 2-4 meters in diameter at the base.

Many of the trees on the hillsides and in creekbottoms are subject to periodic decapitation and debranching for the production of firewood and posts of acacia, juniper and cypress for fence posts in livestock fencing. Timbering for lumber production is very limited throughout the region. The entire setting is one of pastoral beauty with utilization of trees in approximate balance with production.

HISTORY OF THE DISTRICT & THE PROPERTY

The majority of the history of the district is derived from MONOGRAFIA GEOLOGICA-MINERA DEL ESTADO DE MEXICO(1996, released in November 1998)(1), authored by Ing. Amador Nunez Miranda and others of the Secretaria de Desarrollo Economico del Estado de Mexico.

The name ZACUALPAN is derived from two nahuatl words: zacualli: pyramid, and pan: above; in other words, the place above the pyramids. Initiation of exploitation of veins of the district dates into the fourteenth century. This district was established in 1528 and by 1531 the town obtained the name "Real de Minas" (Royal Mines) and thus became the first royal mine in Mexico and the Americas.

There have been reports of bonanzas in the various mines throughout history. One can derive some indication of the economic importance of the district by using the production records from one of the ten or eleven mineralized zones. The mines of Guadalupe, Pachuqueno and Regenerador, actually seen as one operation, produced one million tons of ore between 1967 and 1982, from which 9 million ounces of silver were recovered. It is estimated that a similar amount of silver from a lesser tonnage of ore was produced in the district prior to this time.

Penoles published reserves in 1987 of over 1 million tons @ 289 g/t Ag, 0.57% Pb, 1.23% Zn. MINPOZA is actively mining the Unificacion Guadalupe mines under lease from Penoles. Other modest reserves totaling 500,000 tons


--------
(1) Nunez Miranda, Amador et al, Secretaria de Desarrollo Economico del Estado de Mexico
compiled in Monografia Geologica-Minera del Estado de Mexico are discussed later. Reserves in the Mamatla region are at least 5.2 million tons, averaging
0.4 g/t Au, 445 g/t Ag, 5.92% Pb and 17.3% Zn (Canadian Mines Handbook, 1998).

Published literature indicates that the initial mining in 1531 was from the Capula mine. Additional early recorded production was from the Carboncillo mine near the Corona Ranch, in the municipality of Zacualpan with production continuing until 1845.

In the middle of the 18th century the mines of Xitinga and Chontalpan were exploited by Jose de la Borda. The war of independence (1810-1821), paralyzed activity in the district up until 1826 when work began on a major bonanza the El Alacran mine, continuing until 1860. Bonanzas in the Guadalupe mine were mined for fifty years subsequent to this.

Early in the nineteenth century, introduction of cyanidation reactivated the mining industry in the district, with activity occurring in the first thirty years. The most important mines in this era were: Corona, Guadalupe, El Alacran, Xitinga, Golondrinas and La Cuchara.

From 1975 to 1990, the company Campana de Plata, subsidiary of Grupo Minero Penoles, operated in the area of the Guadalupe mine, exploiting veins that ran an average of 270 g/t silver, 0.9% Pb, and 1.0% Zn. Production rates are calculated to be in the order of 10,000 t/month and concentrates were transported by truck to rail transportation at Toluca. The mine was closed from 1990 to 1992 due to low metal prices. Beginning in 1992 the mine reactivated operations under a lease from Penoles to the Compania Minera El Porvenir de Zacualpan (MINPOZA) with production rate of 3,500 t/month increasing to 6,000 t/month today. Production continues with a combination of trackless methods underground and hoisting by shaft.

Other mineral activity in the region recently included exploration by Valerie Gold de Mexico, S. A. de C. V., a subsidiary of Valerie Gold Resources Ltd. of Vancouver, Canada. Valerie Gold de Mexico obtained an exploration concession consisting of 20,800 hectares comprising the Reserva Minera Mamatla, including some 38 mineral localities. Activities continued up until late 1998 on this and other lands held by Valerie in the region. Substantial reserves were reported by Valerie in 1998 as discussed later. However, Valerie ceased activities on the concession in 1998 relinquishing the concession.

The majority of the land in the region is covered by mineral holdings with current low levels of exploration activity being conducted by MINPOZA, Luismin and others. Competition is intense for refiling of abandoned or relinquished claims when they are posted for restaking by the Direccion de Minas, with as many as thirty simultaneous entrants being placed in the lottery for awarding of these claims.

THE PROPERTY

The property consists of six claim groups totaling some 4,626 hectares as listed in Table I.


            TABLE I. PROPERTY HOLDINGS ZACUALPAN AREA, INTERNATIONAL
                         CAPRI RESOURCES LIMITED, 1998.

-----------------------------------------------------------------------------------------
Property                Title Number           Property Owner                   Hectares
-----------------------------------------------------------------------------------------
QUINTO REAL              E-104/0008        Polo y Ron Minerales, SA de CV      4,448.4819
-----------------------------------------------------------------------------------------
EL QUINTO II              T-175486         Gomez Garcia, Felix                     9.0957
-----------------------------------------------------------------------------------------
LOS COMPADRES             T-172622         Gomez Garcia, Felix                    30.0003
-----------------------------------------------------------------------------------------
El Cometa Navideno        T-171847         Gomez Garcia, Felix                    23.0584
-----------------------------------------------------------------------------------------
LA CADENA                 T-156895         Esquivel Esparza, Hector              111.7074
-----------------------------------------------------------------------------------------
EL VOLADO                 T-197967         Esquivel Esparza, Hector                3.7899
-----------------------------------------------------------------------------------------

----------
TOTAL                         4,626.1336 Hectares

The Quinto Real claim, held by Polo y Ron Minerales, S. A. de C.V. was located recently and is in the process of being assigned to the company. The company holds 100% interest in this claim.

The other properties are held under three purchase contracts for 100% interest with total purchase consideration to be paid in twelve months time as follows:

--------------------------------------------------------------------------------
     Property                    Leasor                         Consideration
--------------------------------------------------------------------------------
A.   El Quinto II                Gomez Garcia, Felix            U.S. $ 85,000.00
     El Cometa Navideno
--------------------------------------------------------------------------------
B.   Los Compadres               Gomez Garcia, Felix            U.S. $ 25,000.00
--------------------------------------------------------------------------------
C.   La Cadena, El Volado        Esquivel Esparza, Hector       U.S. $100,000.00
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Payment Schedule    A.                    B.                     C.
--------------------------------------------------------------------------------
Signing             $20,000.00            $2,000.00              $6,000.00
--------------------------------------------------------------------------------
Nov.30/98           1,000.00              1,000.00               --
--------------------------------------------------------------------------------
Dec.31/98           2,000.00              1,000.00               10,000.00
--------------------------------------------------------------------------------
Feb. 1/99           4,000.00              1,500.00               14,000.00
--------------------------------------------------------------------------------
Mar. 1/99           7,500.00              2,500.00               --
--------------------------------------------------------------------------------
Mar.31/99           7,500.00              2,500.00               14,000.00
--------------------------------------------------------------------------------
Apr.30/99           7,500.00              2,500.00               14,000.00
--------------------------------------------------------------------------------
May 31/99           7,500.00              2,500.00               14,000.00
--------------------------------------------------------------------------------
Jun. 30/99          7,500.00              2,500.00               --
--------------------------------------------------------------------------------
Jul. 30/99          7,500.00              2,500.00               14,000.00
--------------------------------------------------------------------------------
Aug. 31/99          7,500.00              4,500.00               --
--------------------------------------------------------------------------------
Sep. 30/99          5,500.00              --                     14,000.00
--------------------------------------------------------------------------------
                    U.S.$85,000.00        U.S.$25,000.00         U.S.$100,000.00
--------------------------------------------------------------------------------


             FIGURE 4. STATE OF MEXICO, ZACUALPAN MINERAL DISTRICT:
               GEOLOGY AND VEIN STRUCTURES AND LOCATIONS OF CLAIMS
                                      [MAP]


           FIGURE 5. EL QUINTO II, EL VOLADO, LA CADENA: MAP OF CLAIMS
                                      [MAP]


           FIGURE 6. LOS COMPADRES, EL COMETA NAVIDENO: MAP OF CLAIMS
                                      [MAP]
                FIGURE 7. QUINTO REAL CLAIM: LOCATION AND GEOLOGY
                                      [MAP]

GEOLOGY OF THE DISTRICT AND THE PROPERTIES

The Zacualpan District is underlain predominantly by Triassic-Jurassic volcanosedimentary rocks metamorphosed to green schist facies metamorphics overlain in places by lower Cretaceous limestones (see map Fig. 4). These units are overlain in places by Tertiary conglomerates and clastics with limy fragments and limy limonitic matrix. Overlying the older rocks are Tertiary rhyolite flows capping hilltops and carrying at the base of the flows a variable volcanic rubbly agglomerate or conglomerate zone. A granodiorite of Cretaceous age intrudes (?) the older rocks in the vicinity of Arroyo Negro and along Highway 7 to the north of Zacualpan.

The property holdings are underlain by interstratified metavolcanic and metasedimentary rocks of predominantly andesitic composition and dark green colour andesitic rocks that vary from massive flows, pillowed lavas, complex lahar-type fragmentals and flows through finely laminated resedimented andesite fragmentals. Interlayered with and generally overlaying the andesites are phyllites of grey, light green and tan colour interspersed with occasional graphitic phyllite units. Fresh bedrock is exposed in nearly all major arroyos. However, deep weathering and soil cover between arroyos make detailed lateral lithology correlations difficult.

The central portion of the Quinto Real property has a valley-fill of limy and limonitic matrix conglomerates with pebbles and cobbles of various metavolcanics accompanied by numerous limestone fragments all well rounded and poorly sorted. This unit lies unconformably on the phyllites masking the underlying metavolcanic stratigraphy. The northern portion of Quinto Real has ridges capped by massive rhyolitic flows of Tertiary age. The northern flank of Quinto Real (along Highway 7), a zone of medium to coarse grained granodioritic rock of Cretaceous age presumed intrusive? contact with the metavolcanics. Contacts between these units are not exposed.

MINERALIZATION

Regional mineralization is reported from both veins of interpreted hydrothermal origin and "mantos" of volcanogenic massive sulfides. Mineralization in Zacualpan is predominantly of vein type but sulfide showings of probable volcanogenic origin occur south of the southern portion of the Quinto Real claim.

Mineralization in the Mamatla region to the south has variously been described as of skarn nature and as that of a massive sulfide. The most recent summary in Monografia Geologica-Minera del Estado de Mexico describes it as of volcanogenic massive sulfide affinity.

MINERAL DEPOSITS

A recent map compilation and tabulation of some 15 vein systems mined and known in the district are shown in Fig. 4 & Tables II & III, excerpted from Monografia Geologica-Minera del Estado de Mexico. The main set of vein structures trends N20-60 W with a secondary group N0-20 E. From field observations and reports a third subsidiary set trending approximately E-W also occurs. While it is difficult to establish the size and shape of previously mined mineral zones, the general width and length of the vein systems is tabulated in Table II .

This vein contains the sulfides pyrite, sphalerite, galena, chalcopyrite, tetrahedrite, argentite and sometimes proustite and pyrargyrite. Gangue minerals are quartz, amethistine quartz, calcite and various other iron, magnesium and calcium carbonates and rhodochrosite. Fluorite is present in some areas. Some gold is present but the predominant metal values are silver, zinc, lead and copper.

                                    TABLE II.
         STATE OF MEXICO: MINERALIZED STRUCTURES IN ZACUALPAN DISTRICT.


MINA CAMPANA DE PLATA:
-------------------------------------------------------------------------------------------------------------------------
      NAME          ATTITUDE        WIDTH       LENGTH    HOST ROCK      MINERALOGY           VALUES          KNOWN WORKS
-------------------------------------------------------------------------------------------------------------------------
  V. La Lipton          --           1-10        2,000      Shale         Sphaleri,       Ag: 350 g/t Pb.
                                                                           galena,         1.2% Zn. 2.8%
                                                                         polybasite,
                                                                          argentite
   V. La Fali       N58W,45SW       0.6-2         116       Black        Sphalerite,      Au 5 g/t Ag 104    Adit Crosscut
                                                            shale          pyrite,          g/t Cu. 0.6%
                                                                        chalcopyrite,
                                                                          malachite
                                                                          azurite
 V. La Condesa       N35-50W          1          1,000     Foliated    Pyrite, quartz,    Ag 216-1,243 g/t
                     82-85NE                               Andesite    lead and zinc
                                                                          sulphides
 V. Santo Nino        N12W           2.5          850       Schist        Argentite,      Ag. 301 g/t Au.      Nochebuena
                     45-60SW                              and shale        galena,            0.3 g/t            shaft
                                                                         sphalerite                            Crosscuts
V. Ma. De Jesus    N38W, N54E        0.7          100   Meta-volcanic  Quartz, pyrite     Au. 0.5 g/t Ag.       Crosscut
                                      1                    foliated                           225 g/t
                                                           andesite
   V. Carlos           N5E            1           125       Black      Quartz, pyrite,      Au. 0.9 g/t
                                     25 m                   shale           and
    Pacheco           50SE                                                 galena,          Ag. 300 g/t      125 m Crosscut
                                                                         sphalerite
V. Sara Mamatla   N32-50W 65 SW    0.4-1.8       1,100   Meta-andesit  Pyrite, galena,    Au. 0.8 g/t Ag.      La Culebra
                                                          and shale      sphalerite          170 g/t             adit,
                                                                                                               El Sabino
                                                                                                               crosscut,
                                                                                                               Santa Rita
                                                                                                                crosscut
                                                                                                                  adit
V. El Escorpion       N40W         0.8-1.20       300      Foliated        Galena,       Au. 1 g/t Ag. 485      2 adits
                      60 NE                                andesite      sphalerite            g/t
 Manto America                       2.5           60       schist       Sphalerite,        Au. 4.8 g/t       South adit,
                                                                           galena
                                                                        chalcopyrite        Ag. 95 g/t       Work #2, Work
                                                                                                              #1, adit #1
   La Cadena          N20 W          1.50         500       Shale         Quartz,         Au.0.0-6.0 g/t     N15W adit and
                      50 SW                                               fluorite,      Ag.10-449 g/t Cu.   2 m developing
                                                                          hematite,          0.4-9.6%
                                                                        chalcopyrite
    San Juan          N25 W          0.25          --    Carbonaceous   Chalcopyrite,     Au. 449 g/t Cu.     Adit to the
                      45 SW                                 shale          quartz              1.8%          south and 3 m
    Coecillo          N5 W          3-5.50         --       Shale          Quartz,           Ag. 80 g/t       Adit to the
                      65 SW                                             chalcopyrite        Cu. 4 & 6%       south and 40
                                                                                                              m North adit
                                                                                                              and 40 m, 3
                                                                                                                 shafts
  Carboncillo       N10-15 W       0.40-5.0       200       Black       Chalcopyrite,       Ag. 150 g/t         3 adits
                    70-80 SW                                shale          galena,            Cu. 5%
                                                                          hematite,
                                                                         pyrite and
                                                                           quartz
    El Orito       N12 W, N25W        --          1,500       --             --                 --                --
                      N45 W
-------------------------------------------------------------------------------------------------------------------------

SOURCE: C.R.M., Technical Files and Michoacan Regional Office.
Excerpted from Monografia Geologica-Minera del Estado de Mexico, 1996.

                                   TABLE III.

 STATE OF MEXICO: RESERVES OF SOME MINING LOCALITIES IN THE ZACUALPAN DISTRICT.

                                TYPE OF RESERVES


                                    Grade (g/t)                     Grade (g/t)
----------------------------------------------------------------------------------------------------------------
CLAIM             Probable   Width   Au    Ag    Possible   Width    Au    Ag   Potential   Partial     Type of
                                                                                            Tonnage       Ore
----------------------------------------------------------------------------------------------------------------
La Luz             34,995     0.8   0.37   161    39,390     0.8    0.11   156        --     74,385    SULPHIDES
----------------------------------------------------------------------------------------------------------------
Socavon Mexico      9,763     0.9   0.17   121    14,965     0.9    0.15   127    22,809     47,537      MIXED
----------------------------------------------------------------------------------------------------------------
La Cadena           6,000     1.8     --   704        --      --      --    --   100,000    106,000      MIXED
----------------------------------------------------------------------------------------------------------------
Ma.de Jesus         3,690     0.7   0.09   317     8,640     0.7    0.09   317        --     12,330      MIXED
----------------------------------------------------------------------------------------------------------------
El Refugio          4,670     0.8   0.10   195    46,478     0.8    0.10   161    40,000     91,148      OXIDES
----------------------------------------------------------------------------------------------------------------
Los Compadres       5,375     1.9   0.37   267        --      --      --    --     7,471     12,846    SULPHIDES
----------------------------------------------------------------------------------------------------------------
Cuetzillos         13,925     1.1   1.24   152    10,980     1.2    1.16   155        --     24,905      MIXED
----------------------------------------------------------------------------------------------------------------
El Escorpion        4,384     0.8     --   390    10,456     0.7    0.10   236     6,160     21,000      MIXED
----------------------------------------------------------------------------------------------------------------
El Cometa          12,160     1.1   0.38   249     9,923     1.1    0.38   249     9,677     31,760    SULPHIDES
Navideno
----------------------------------------------------------------------------------------------------------------
Total              94,962     1.1   0.41   225   140,832     0.9    0.21   177   186,117    423,311
----------------------------------------------------------------------------------------------------------------

SOURCE: Report of the Joint Venture between C.R.M. and the State of Mexico, Zacualpan District, 1984.

Excerpted from Monografia Geologica-Minera del Estado de Mexico, 1996.


The massive sulfides of the Mamatla belt are of dimension unknown to the writer. They consist of a typical volcanogenic suite of sulfides, sphalerite, galena, chalcopyrite, argentite with a gangue of pyrite, barite, dolomite, sericite, and calcite.

Other small deposits of industrial minerals and building materials are present within the region but are not reviewed here.

MINERAL RESERVES OF THE DISTRICT

Some data is available from literature on reserves of the District. While dated in part they provide the indication of reserve levels. The company "Grupo Industrial Penoles" published reserves for their Zacualpan unit in December of 1987 at 1,106,540 tons at 289 g/t Ag, 0.57% Pb, 1.23% Zn in some 33 structures. MINPOZA has actively been mining these zones since 1992 and apparently has several years of reserves in its main operation at the Guadalupe (formerly known as Campana de Plata) operation lying west of Zacualpan townsite.

It is reported that mineable zones of 250-300 meters in length, vertical extent of over 200-250 meters, and widths of 1-4 meters occur within vein systems of the district. This general size is confirmed from field observations.

Modest reserves are tabulated in Table III for several of the known veins of the district, totalling 500,000 tons in all categories (from Monografia Geologica-Minera del Estado de Mexico).

Reserves in the Mamatla region (10 Km SW of Zacualpan town), were estimated by the Consejo de Recursos Minerales in 1996 at 5.2 Mt, 445 g/t Ag, 0.4 g/t Au, 5.9% Pb and 17.5% Zn ( N. Miner, June 26, 1996). Subsequent work under Valerie Gold did not added substantially to this reserve and they relinquished the Mamatla concession in 1998.

THE PROPERTIES

GENERAL

The properties consist of three groupings of claims as shown in Fig. 4. They are:

     1. - EL QUINTO II, EL VOLADO, LA CADENA in the central area;

     2. - EL COMETA NAVIDENO, LOS COMPADRES to the south; and

     3. - QUINTO REAL, a recent claim in the north.

Each of these claim groups will be discussed in sequence.


1. - EL QUINTO II, EL VOLADO, LA CADENA.

This grouping of claims comprising 124.6 (Fig. 5) hectares contains several vein structures many of which have had significant production in the past. Only the El Quinto II area of workings is accessible today. The entire group of claims is underlain by andesitic volcanics of varied textures from lahar flows to pillowed basalts. The units are all metamorphosed to green schists. A structural map has not been prepared in detail but units in general have schistosity parallel and subparallel to bedding units which in general have low dip angles.

Numerous quartz veinlet swarms trending both northwest and east-west appear to be scattered throughout the claim block. Mineralized vein structures that have been the subject of mining trend in general N 20-40 W and are subvertical in attitude.

EL QUINTO II - EL VOLADO. This vein system is accessible today on two levels, one at creek level in Arroyo San Juan; the other at some 50 m higher elevation and extending into El Volado claim. Lower workings of minor extent are flooded. Several hundred meters of development are interconnected from level to level with ventilation and access raises to the surface in several places through old stopes. The vein system is comprised of two parallel structures varying in width from 1-2 meters, expanding to several meters in some stoped areas. Cross veins and intersecting en echelon features are present. The mine was once equipped with electricity and rail, some of which remains. Several tons of material is currently being removed manually for a milling sample to be tested at the MINPOZA mill in Zacualpan.

Production from this vein system was reported to be substantial during the Second World War for the production of zinc. A mill was established near the lower portal in the site of an old abandoned hacienda foundation. A second mill in a lower hacienda area apparently recovered silver from tailings from the upper mill. A volume estimate from examination of old mine workings would indicate at least a few hundred thousand tons of production. Mineralization occurs within a shear structure trending from N20-40 W but having some cross structural and en echelon zones and flexes within the vein system. The structure is subvertical with dips in general 80-85 degrees east.

Minor oxidation occurs within the sulfide zones but generally sulfides appear fresh where visible in underground workings. Sphalerite, galena and pyrite are the dominant minerals but proustite-pyrargyrite are reported. Gangue minerals are predominantly quartz and calcite. The vein does not have many clean exposures underground as mining activities extracted to the limit of mineralization in stopes. Pillars provide sample points and current mining by hand consists of robbing pillars for a milling sample.

Select samples of high grade from underground from a pillar ran as high as 9.46% Pb, 20.77% Zn, 265.9 g/t Ag, and 0.30 g/t Au (Acme Labs, Vancouver, Canada). Another sulphide sample from the vein underground assayed 4.0% Pb, 8.92% Zn and 834 g/t Ag (Chemex Labs, Chihuahua, Mexico). Other samples assayed ran considerably lower but no meaningful average can be reached from samples taken to date. Numerous other prospects pit and small adits occur on the hillside above El Quinto II.

LA CADENA.

Several inaccessible workings or vein systems occur in La Cadena from west to east across the property are listed below. Most trend parallel to El Quinto II and El Volado.

     1) La Cadena - two sites - major portals, one dated 1929, production units may date back to Spanish time.

     2)   El Zagal - adit in andesites, production unknown.

     3)   El Borrego - adit in andesites, production unknown.

     4) La Blanca - production unknown but dumps and gob shipped to mill in 1970's-1980's reportedly averaged 1/2 kg/t of Ag and 1-2 g/t Au. (Felipe Gama pers. comm., 1998).

     5)   La Bella Manana - site not seen.

     6)   Las Animas - prospect in andesites.

     7) Las Golondrinas - old portal appears to date back to early Spanish times.

A small production mill was at one time located near the Las Golondrinas workings.

RECOMMENDED WORK:

1. - EL QUINTO II, EL VOLADO, LA CADENA.

From data on current reserves in the district and examination of old workings, expected targets with this district would be sulfide masses within vein systems that would be 50,000-150,000 tons in size, possibly larger. Dimensions can be expected to be 1-2 meters in width, 100-300 meters length, 100-300 meters in vertical dimension.

RECOMMENDED WORK:

It is recommended that an induced polarization (I.P.) survey be conducted over these vein systems with lines oriented approximately N50 E. Four lines of 2 Km each at 200 meter intervals for the El Quinto II area and the same amount for Las Golondrinas area are recommended for an initial coverage for a total of 8 Km.

Fill in lines at 100 meters for follow up in stage II would require an equal amount of line length. Electrode spacing should be adequate to reach at least 50 meters.

Drilling of anomalous areas would be conducted based on geophysical results. Costs for this program are discussed under Costs.

2. - LOS COMPADRES and EL COMETA NAVIDENO.

This grouping of claims comprising 53 hectares (Fig. 6) covers two parallel N30 W trending vertical vein systems El Cometa Navideno and the adjoining Santiago vein system together with occurrences along the approximate extensions of these veins onto the Los Compadres claim.

The majority of the workings extending over a few hundred meters southerly from the portal are inaccessible with remnants of ventilation raises and open stopes located on the hillside 50-100 meters and 100-200 meters, south of the adit in the creek bottom. The adit is accessible for a little over 100 meters then is obstructed by cave.

Stopes in the parallel Santiago vein 20 meters to the east were apparently connected by galleries to those of the El Cometa Navideno vein and extended to some depth below creek level in addition to going to surface. Where exposed in the adit the nearly vertical El Cometa vein is 0.5 meters but is reported to be wider than 1 meter. The veins are hosted by andesite schists at the creek level and by phyllites at higher elevations.

Production from this mine is not recorded but probably exceeded 100,000 tons from the distribution of workings and the postulated 31,760 ton potential reserve from Table III at a grade of 249 g/t Ag and 0.41 g/t Au.

Several other prospect adits and pits lie to the north of the claim group but are not recorded and possible production is unknown.

The Los Compadres portion of this unit has number of quartz vein prospects in andesite and phyllites. Little work has been done in these.

RECOMMENDED WORK:

As with the previous group of claims, expected targets in this area could be sulfide masses within vein systems that would be 50,000 to 150,000 tons, possibly larger. Dimensions would be 1-2 meters in width, 100-300 meters in length and 100-300 m in vertical dimension. To evaluate the potential for targets of this nature four lines 2 Km in length of I.P. survey are recommended for an initial survey; with a similar coverage for fill-in lines. The lines should be oriented N60E to trend perpendicular to the generalized vein structures. Spacing of these lines should be at 200 meter intervals with fill in at 100 meter with electrode arrays adequate to penetrate at least 50 meters.

Costs for this program are discussed below.

3. - QUINTO REAL.

This large claim block (Fig. 7) is underlain predominantly by andesitic schists and phyllites mapped as Triassic-Jurassic in age. In general, they are moderately dipping, with schistosity parallel to initial bedding as defined by lithologic variations, particularly within lahar-type andesitic fragmentals. Limy bands occur within phyllites in the central portion of this claim block. Swarms of quartz veinlets 1-10 cm in width occur throughout the region frequently parallel or subparallel to foliation in many areas.

In the valley bottoms in the central portion of the claim block recent (Tertiary?) sediments with limestone and volcanic fragments and calcareous matrix fill the lower valleys and cover much of the underlying volcanic schist and phyllites. A granodiorite of Cretaceous age occurs along Hwy 7 near the north boundary of the claim. Its relationship with the Triassic-Jurassic volcanics can not be seen and no visible alteration zone is observed in nearby volcanics.

Capping ridges in the northwestern portion of the claim is a thick massive to flow banded pink rhyolite of Tertiary age underlain by a thick rhyolite fragmental with unsorted matrix (mudflows or lahars). These younger rocks lie as a caprock over the underlying schists and phyllites with the actual contact obscured by landslides and fill cover.

Just off the south boundary of the claim in the bedrock of Santiago creek a small showing of sulfide mineralization including pyrite and quartz occurs in andesite schists. These sulfides and quartz are interpreted to have a possible volcanogenic aspect as they follow vague outlines of pillows in pillow lavas and are not constrained by vein structures.

RECOMMENDED WORK:

It is recommended that a stream sediment geochemical survey be conducted throughout this claim block to evaluate the property for possible volcanogenic massive sulfide occurrences within the claim. Samples should be analyzed for a suite of elements using ICP (induction-coupled-plasma) techniques. Copper, lead, zinc, silver, tin and barium anomalies should be followed up by secondary stream and soil geochemical sampling.

It is estimated that up to 400 samples may be needed to profile the geochemical nature of the area. Additional work would be contingent on the results of the geochemical survey.

COST OF PROGRAM

Cost of the geochemical survey on Quinto Real an initial I.P. program on each of the other two blocks with follow-up fill in lines are projected below. Initial follow-up drilling is budgeted on a contingency basis. A second stage drill program and additional I.P. surveying would be contingent upon results from the stage one program. All costs are projected with a 20% contingency because of difficulty in obtaining reference figures for current operations in this area.

                        PROGRAM BUDGETS (quoted in $U.S.)

STAGE I.

A. - I.P. Surveying and Geochemistry.

     ---------------------------------------------------------------------------
     Cost initial 24 Km I.P. (per contractors quote)                     42,626.
     Linecutting etc.                                                    10,000.
     Additional 30 Km I.P. (per contractors quote)                       43,426.
     Linecutting etc.                                                    10,000.
     Geochemical Survey.                                                 12,000.
     Supervision, overhead 10 wks.                                       48,000.
     Truck rental 10 wks @ 600.                                           6,000.
     Subtotal                                                           172,052.

     Contingency @ 20%.                                                  34,210.
     Total                                                              206,462.
     ---------------------------------------------------------------------------

B. - Drilling Stage 1

     Presuming five targets per area
     3 areas = 15 targets

     Per target cost

     ---------------------------------------------------------------------------
     3 holes @ 200 meters x $110/metre                                   66,000.
     including surveying & assaying
     Supervision and overhead @ 4 wks x 5,500/wk                         22,000.
                                                                         88,000.

     Contingency @ 20%                                                   17,600.
                   Per Target Total                                     105,600.

     5 Targets per area                                                 528,000.
     Three areas @ $528,000.                                          1,584,000.
     Stage 1 Drilling Total                                           ==========
     ---------------------------------------------------------------------------

     Total Stage 1
                                 A                                      206,462.
                                 B                                    1,584,000.
                                                              TOTAL   1,790,462.

STAGE II.

     Follow up I.P. and follow-up Geophysics;
     Detailed drilling of five selected targets.

--------------------------------------------------------------------------------
A. -  I. P. Program and Geochemical program of
      similar magnitude to phase I                                      206,200.
--------------------------------------------------------------------------------
B. -  Drilling of five selected targets @ 10 Hole
      each @ 200 metres @ $100/metre
               10,000 metres @ $110/metre.                            1,100,000.
-------------------------------------------------------------------
Supervision & oh   28 wks @ 5,500/wk                                    154,000.
                                                                      ----------
                                                           SUBTOTAL   1,254,000.
-------------------------------------------------------------------

-------------------------------------------------------------------
                                                   Contingency @ 20%    250,800.
                                                                      ----------
                                                               TOTAL  1,504,800.
--------------------------------------------------------------------------------


Total Stage 2
                        A                                               206,200.
                        B                                             1,504,800.
                                                               TOTAL  1,711,000.


GRAND TOTAL
                      Stage 1                                         1,790,462.
                      Stage 2                                         1,711,000.
                                                               TOTAL $3,501,462.

                                   REFERENCES


1. - Consejo de Recursos Minerales, Informe de la visita de reconocimiento al lote minero "La Cadena", mpio. de Zacualpan, Edo. de Mexico. Ing. Enrique Guzman Soto y Ing. Jose Borgonio Gaspar; Superviso Ing. F. Julio Andrade R. Consejo de Recursos Minerales, Gerencia de Evaluacion y Contratos, Mexico,
     D. F., Mayo de 1985.

2. - Consejo de Recursos Minerales, Monografia Geologica-Minera del Estado de Mexico.
                      ISBN 968-6710-69-8 (Mexico State)
                      ISBN 968-6710-02-7 (Complete Series)

3. - Canadian Mines Handbook (1998), Northern Miner Press, Toronto, Canada.

4. - N. Miner (1996), Northern Miner Press, Toronto, Canada.

                                   CERTIFICATE

I, Juan Jose Cabuto Vidrio, of Cayetano Perez 555, Col. Ruiz Cortines, Tijuana, Baja Cfa., C.P. 22350 Mexico do hereby state that:

1) I am a Graduate of the University of Sonora, Mexico (B. Sc. in Mining Engineering - 1983). In addition, I studied towards an M.Sc. degree in Geophysical Exploration at CICESE (Centro de Investigacion Cientifica Y Educacion Superior de Ensenada).

2)   I am registered as Mining Engineer in Mexico (Registration #1127796).

3) I am a member in good standing of SME-AIME (A Member Society of the American Institute of Mining, Metallurgical and Petroleum Engineers, Inc. Membership #0461612).

4) I am registered as a Mining Surveyor with the Mexican Department of Mines - SECOFI (Membership #755-2-II).

5) I have practised my profession as an independent Mining Engineer and Surveyor continously since graduation in 1983. I have worked in Mexico, the United States and South America.

6) I have based this report on visits to the property during May, July and September of 1998, on a knowledge of the area gained by working in Mexico and upon a study of available public and private reports on the property and surrounding area.

7) I do not have any interest, direct or indirect, in the property or securities of International Capri Resources Ltd., nor do I expect to recive any such interest, direct or indirect.

8) I give my permission to International Capri Resources, Ltd.to use this report as part of an underwriting, statement of material facts or news release.

Dated the 12th day of December, 1998 at Zacualpan, Estado de Mexico, Mexico.


                                            /s/ Juan Jose Cabuto Vidrio
                                                -----------------------
                                                Juan Jose Cabuto Vidrio
                                                Mining Engineer

                                   CERTIFICATE

I, Alex Burton, do hereby certify that I am an independent Consulting Geologist with an office at 1408 Seventh Avenue, New Westminster, B.C. V3M 2K3, Tel/Fax.
(604) 525 8403

I FURTHER CERTIFY THAT:

1. I am a geology graduate of the University of British Columbia and am a registered Professional Engineer and Professional Geologist in B.C. with Certificate No. 6262. I am also a Fellow of the Geological Association of Canada, a founding member of the Association of Exploration Geochemists and a Life Member of AGID and the CIM.

2. I have practised my profession for over 40 years, both as an independent consultant and in senior managerial capacity of major mining companies in Canada and other countries.

3. I have not visited the property but have reviewed and discussed the recent data and maps with Snr. Juan Cabuto Vidrio, Mining Engineer. I have often worked in the field with Snr. Cabuto during the last ten years and have a high regard for the quality of his work. Two years ago when he was in Vancouver I introduced him to the reviewers in the VSE and the BC Securities Commission.

4. I have no interest, directly or indirectly in the property or securities of International Capri Resources Limited, nor do I expect to receive directly or indirectly any interest in such property or securities.

         Dated this 6th day of January, 1999 in New Westminster, B.C.



                                            /s/ Alex Burton
                                                ------------------------------
                                                Alex Burton, P. Eng., Pr. Geo.
                                                Consulting Geogolist